TIDAL ETF TRUST 485BPOS

Exhibit 99(d)(xvii)(2)

SECOND AMENDMENT TO THE

TIDAL ETF TRUST

INVESTMENT ADVISORY AGREEMENT

with

TOROSO INVESTMENTS, LLC

THIS SECOND AMENDMENT dated as of June 27, 2023, to the Investment Advisory Agreement dated as of January 25, 2022 (the “Agreement”), entered into by and between TIDAL ETF TRUST (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and TOROSO INVESTMENTS, LLC (the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend Amended and Restated Schedule A to the Agreement to reflect: 1) a change in the name of the Residential REIT Income ETF to the Residential REIT ETF; and 2) a change in the name of the Non-Traded REIT Fund Tracker ETF to the Private Real Estate Strategy via Liquid REITs ETF; and

WHEREAS, Section 21 of the Agreement allows for the amendment of the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Amended and Restated Schedule A of the Agreement is hereby superseded and replaced with Amended and Restated Schedule A attached hereto, for the purpose of: 1) reflecting the name change for the Residential REIT Income ETF to the Residential REIT ETF (name change became effective on May 26, 2023); and 2) reflecting the name change for the Non-Traded REIT Fund Tracker ETF to the Private Real Estate Strategy via Liquid REITs ETF (name change became effective on June 2, 2023).

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TIDAL ETF TRUST		TOROSO INVESTMENTS, LLC
on behalf of its series listed on Amended and Restated Schedule A

By:	/s/ Eric W. Falkeis	By:	/s/ Daniel H. Carlson
Name:	Eric W. Falkeis	Name:	Daniel H. Carlson
Title:	President	Title:	Chief Financial Officer

Amended AND RESTATED

Schedule A

to the

TIDAL ETF TRUST

INVESTMENT ADVISORY AGREEMENT

with

TOROSO INVESTMENTS, LLC

Fund Name	Advisory Fee	Effective Date
Residential REIT ETF	0.60%	February 28, 2022
Private Real Estate Strategy via Liquid REITs ETF	0.59%	June 12, 2023